Exhibit 10.20

Personal & Confidential

February 1, 2012

Mr. Mark Trudeau
20 Timber Trail
Boonton, New Jersey 07005

Dear Mark:

As you know, Covidien plc (“Covidien”) is considering a potential spin-off of the Pharmaceuticals Segment of Covidien (“Segment”) resulting in the Segment becoming an independent, publicly-traded company or, alternatively, a sale of the Segment. Covidien has selected you to be eligible for a special supplemental compensation program in the event of a Sale or Spin, the terms of which are described in this letter agreement (“Agreement”). This Agreement is effective on the Effective Date and, unless Covidien extends this Agreement in writing, terminates on the Expiration Date if a Transaction has not been completed by the Expiration Date. Unless otherwise defined in the text of this Agreement, capitalized terms used in this Agreement are defined in Section 8 below.

As a condition to receiving any amounts described in this Agreement, you must (i) sign and return both copies of this Agreement to me no later than February 10, 2012, (ii) comply with the confidentiality provisions set forth in Section 6 of this Agreement and the terms of the Covidien Guide to Business Conduct and (iii) meet all other applicable requirements under this Agreement.

1.
Benefits in the Event of a Sale. In the event of a Sale, you will be eligible to receive the benefits described in this Section 1, subject to the provisions of Sections 3 and 4. If you are eligible for benefits pursuant to this Section 1, you shall not be eligible to receive any of the benefits described in Section 2 (“Benefits in the Event of a Spin”).

(a)Sale Bonus. The Company (or the Purchaser, if so provided in the purchase and sale agreement in respect of a Sale) shall pay to you a sale bonus (“Sale Bonus”) equal to the sum of (i) your base salary in effect on the Sale Date; plus (ii) an annual bonus component which will be calculated as the average of the actual bonuses paid to you pursuant to The Covidien Annual Incentive Plan (“AIP”) that are attributable to the three Company fiscal years that immediately precede the Sale Date; provided, however, that if you have not been employed by the Company through such three Company fiscal years, then the annual bonus component shall be calculated as the average of all actual bonuses paid to you pursuant to the AIP; and further provided that if, as of the Sale Date, you have not received any bonus pursuant to the AIP, then the annual bonus component shall be calculated based on the actual bonuses that you would have received under the AIP had you been eligible for a bonus under such plan during the three Company fiscal years that immediately precede the Sale Date based on your base salary and target bonus opportunity in effect on the Sale Date and the actual performance of the Segment for the applicable fiscal years. Within ten (10) business days after the completion of a Sale, the Company (or the Purchaser, if so provided in the purchase and sale agreement) shall pay to you the Sale Bonus in a single lump sum payment, minus any applicable deductions or withholdings or other reductions required by applicable law. By signing this Agreement, you expressly authorize the Company (or the Purchaser, if applicable) to make any such deductions, withholdings, or other reductions.

(b)Sale Price Bonus. You will be eligible to receive a sale price bonus (“Sale Price Bonus”) from the Company (or the Purchaser, if so provided in the purchase and sale agreement) depending upon the Sale Price, as follows:

(i)If the Sale Price is less than *** , then the Sale Price Bonus is zero.

(ii)If the Sale Price equals or exceeds *** , then the Sale Price Bonus is one million dollars ($1,000,000). The Sale Price Bonus shall not exceed one million dollars ($1,000,000) under any circumstances.

(iii)If the Sale Price equals at least *** , but does not equal or exceed *** , then the Sale Price Bonus is determined by multiplying one million dollars ($1,000,000) by a fraction, the numerator of which shall equal the excess of the Sale Price over *** and the denominator of which shall equal *** . For clarity, where the Sale Price equals at least *** but does not equal or exceed *** , the Sale Price Bonus shall be determined by the following formula:

SP — ***
Sales Price Bonus =    ———————————x $1,000,000
         ***

“SP” equals the Sale Price.

(iv)If (A) a Sale occurs which would result in a Sale Price Bonus of greater than zero pursuant to Subsections 1(b)(ii) or (iii) above, (B) the Company has not terminated your employment for Cause before the Sale Date, and (C) you have not terminated your employment with the Company before the Sale Date, then the Company (or the Purchaser, if applicable) shall pay the Sale Price Bonus to you irrespective of whether you are actively employed by the Company or Purchaser on the date that the Sale Price Bonus is paid. If a Sale Price Bonus is payable pursuant to this Agreement, the Company (or the Purchaser, if applicable) shall pay the Sale Price Bonus to you as soon as administratively practicable after the Sale Price Determination Date, but in no event after the later of (I) two and one-half months following the end of the calendar year in which the Sale Date occurs or (II) two and one-half months following the end of the Company's fiscal year in which the Sale Date occurs (the “Latest Payment Date”). If the Latest Payment Date occurs prior to the Sale Price Determination Date, then the Company shall make a good faith estimate of the expected final Sale Price, which good faith estimate shall be considered the Sale Price for purposes of this Subsection 1(b) so that payment of any Sale Price Bonus may be made no later than the Latest Payment Date. If a Sale Price Bonus is payable pursuant to this Agreement, it shall be paid in a single lump sum payment, minus any applicable deductions or withholdings or other reductions required by applicable law. By signing this Agreement, you expressly authorize the Company (or the Purchaser, if applicable) to make any such deductions, withholdings, or other reductions.

(c)Enhanced Severance Benefit. If, in connection with a Sale, (A) you become eligible for severance benefits under the Covidien Severance Plan for U.S. Officers and Executives (“Executive Severance Plan”) because the Company involuntarily terminates your employment (other than for “Cause,” as such term is defined in the Executive Severance Plan) before the Sale Date; (B) you are not offered a position with the Purchaser and do not become employed by the Purchaser immediately on the Sale Date; or (C) you commence employment with the Purchaser immediately on the Sale Date but terminate your employment with the Purchaser for Good Reason no later than twelve (12) months after the Sale Date, then you shall be eligible to receive an enhanced severance benefit. This enhanced severance benefit shall be calculated by doubling the Salary Continuation Benefits (as such term is defined in Section 2.26 of the Executive Severance Plan and, for this purpose, the annual bonus component shall be calculated as described in Section 1(a) above) which would be paid under the Executive Severance Plan if your termination entitled you to benefits thereunder, with such benefits being payable ratably during the severance period applicable under the Executive Severance Plan (currently eighteen (18) months) and being subject to the other terms and conditions of the Executive Severance Plan as if your termination entitled you to benefits thereunder. Notwithstanding the foregoing, you shall not be eligible for the enhanced severance benefit described in this Section 1(c) and shall be required to repay any severance benefits previously paid to the entity which made such payment if you accept employment with Purchaser at any time during the thirty-six (36) month period that occurs immediately following the Sale Date. The enhanced severance benefit described in this Section 1(c) shall be in lieu of any cash severance benefit to which you otherwise may become entitled under the Executive Severance Plan.

2.
Benefits in the Event of a Spin. In the event of a Spin, and subject to the sole discretion and approval of the Board of Directors of SpinCo (or committee thereof which has the authority to determine compensation for executive officers of SpinCo) (“SpinCo Board”), SpinCo shall issue to you, at or shortly following the Spin Date, a Founders' Grant award with a value, as determined by the SpinCo Board, equal to at least two times your then-current annualized equity grant value for positions comparable to yours in comparable companies. The Founders' Grant award shall be issued in the form, and shall be subject to the applicable terms and conditions, all as shall be established by the SpinCo Board.

3.
General Conditions. Other than as specifically stated herein, in order to be eligible to receive benefits under this Agreement, you must be actively employed by the Company and providing services to the Segment on the Transaction Date and you must satisfy all other conditions set forth in this Agreement. You will not be eligible to receive benefits under this Agreement under any of the following circumstances: (a) other than as specifically stated herein, your employment with the Company terminates for any reason before the Transaction Date (including a voluntary termination and a termination due to death or Permanent Disability); (b) the Transaction Date does not occur before the Expiration Date; or (c) the Company determines that you violated either the confidentiality provisions set forth in Section 7 of this Agreement or any provision of the Covidien Guide to Business Conduct at any time.

4.
Termination for Cause; Breach of Obligations. Notwithstanding any other provision of this Agreement to the contrary, if the Company, Purchaser or SpinCo, as applicable, terminates your employment for Cause, or if you breach any of the obligations or covenants set forth in this Agreement, any consideration payable to you under this Agreement shall immediately cease and you shall be required to return any consideration paid under this Agreement to the entity which paid it to you. Further, by signing this Agreement, you acknowledge that, in the event of a breach by you of this Agreement, the Company, Purchaser, or SpinCo, as applicable, may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney's fees and costs. If it is discovered at any time that you engaged in behavior during employment with the Company, Purchaser or SpinCo that would have justified termination for Cause, then any consideration payable to you under this Agreement shall immediately cease and you shall be required to return any consideration paid under this Agreement to the entity which paid it to you. The Company, Purchaser or SpinCo, as applicable, may withhold paying any further consideration under this Agreement pending resolution of an inquiry that could lead to a finding that you engaged in such behavior.

5.
Outstanding Equity Awards. The Sale shall be considered a “Divestiture” under the award certificate applicable to equity awards over Covidien ordinary shares that are outstanding on the Sale Date. Any rights that you may have at the time of a Transaction with respect to any equity award (including stock options, restricted units and performance units) granted to you by Covidien (or over Covidien ordinary shares) will be governed by the terms of the plan document under which such award was issued, the accompanying award certificate and any operative agreement pursuant to which a Transaction is effectuated. By signing this Agreement, you hereby acknowledge and understand that nothing in this Agreement provides for accelerated vesting or other preferential treatment of any equity award over Covidien ordinary shares and that any rights to vesting or exercisability are governed in all respects by the terms of the applicable plan, award certificate and operative agreement pursuant to which a Transaction is effectuated.

6.	Confidentiality.

(a)Except as required by any court or governmental entity, by signing this Agreement, you agree not to disclose or discuss with any person, except for your spouse (or domestic partner), legal counsel and financial advisors, for a period commencing on the date hereof and until the one year anniversary of the Transaction Date the terms or conditions of the Transaction or the status of any Transaction discussions or negotiations; provided, however, that (i) you are free to consult with designated officers and other representatives of Covidien and/or the Segment business or with Covidien legal counsel (both in-house and outside counsel), accountants, financial and other advisors representing Covidien in connection with the Transaction; and (ii) as expressly permitted by Covidien's Senior Vice President and General Counsel in writing or where the disclosure of such information is necessary and appropriate under the circumstances and does not violate any Company rule or policy, you may disclose such matters to, and discuss such matters with, prospective buyers.

(b)By signing this Agreement, you also agree that you will not provide (and have not provided) any Confidential Information to any prospective buyer or any third party (including any investment bank) or other persons in connection with any proposed Transaction without the express prior written consent or approval of Covidien's Senior Vice President and General Counsel, except where the disclosure of such information is necessary and appropriate under the circumstances and does not violate any Company rule or policy. This provision should be considered in addition to any other obligation you have to protect Confidential Information, including without limitation, disclosure of any proprietary or confidential information to any third party, competitor or potential competitor, or use of such information for any purpose other than the benefit of the Company.

7.
Cooperation in Transaction Efforts. An investment banking firm may be hired as an agent to help the Company effectuate the Transaction. As part of the process, an investment banking firm may be working with you and requiring your assistance in order to complete a successful Transaction. You agree to use your best efforts to cooperate with such investment banking firm and Covidien's senior management as they negotiate the Transaction and, notwithstanding the confidentiality provisions of this Agreement, you are hereby permitted to so cooperate with representatives of such investment banking firm, as specifically designated by Covidien's Senior Vice President and General Counsel. You also agree not to take any action which would favor or give any advantage to any one or more potential buyers, other than as specifically instructed by Covidien's Senior Vice President and General Counsel, and

agree to promote a Transaction and answer inquiries regarding a Transaction truthfully, to the best of your ability and consistent with your duty to act in the best interests of the Company. In addition, you agree to review the documents regarding the proposed Transaction before they are executed, particularly all representations and warranties made by the Company or their designees about the Segment's business, and, if requested by Covidien's Senior Vice President and General Counsel, to certify in writing that there are no material misstatements or omissions with respect to matters to which you have personal knowledge, if indeed that is the case. Your failure to comply with the terms of this Agreement and/or other Company policies including, but not limited to, the Covidien Guide to Business Conduct, may lead to discipline up to and including termination of employment.

8.	Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

(a)“Cause” means (i) the substantial failure or refusal to perform duties and responsibilities of your job as required by the Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo), (ii) a violation of any fiduciary duty owed to the Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo), (iii) the conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) any violation of Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo) rules or policy, or (vii) any other egregious conduct, that has or could have a serious and detrimental impact on the Company (or, following a Sale, Purchaser; or, following a Spin, SpinCo) and its employees. Prior to a Transaction, and on or following a Transaction in circumstances which could affect obligations of the Company, Covidien's Senior Vice President, Human Resources, in his sole and absolute discretion, shall determine whether Cause exists.

(b)“Company” means Covidien and all of its subsidiaries and affiliates.

(c)“Confidential Information” means all information (whether or not specifically labeled or identified as confidential), in any form or medium (including digital media) that is disclosed to, or developed or learned by you in the performance of your duties for the Company and that relates to the business, operation, finances, products, services, and research and development of the Segment and/or the Company or its respective suppliers, customers or clients, including, without limitation: (i) information relating to strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices and programs, costs, pricing structures, and accounting practices; (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, such suppliers, clients and customers and their confidential information; (iii) compilations of data and analyses, processes, formulae, methods, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) computer software (including, without limitation, operating systems and applications), documentations, data and data bases; (v) inventions, designs, developments, devices, methods and processes (whether or not patentable or reduced to practice), and (vi) any other information covered by any Company policy or agreement regarding confidential, trade secret or proprietary information. On and following a Sale, Confidential Information shall mean, in addition to the information described in this paragraph, the information which would be described in this paragraph if “the Company” were replaced by “Purchaser” each time it appears in this paragraph. On and following a Spin, Confidential Information shall mean, in addition to the information described in this paragraph, the information which would be described in this paragraph if “the Company” were replaced by “SpinCo” each time it appears in this paragraph.

(d)“Effective Date” means February 1, 2012.

(e)“Expiration Date” means the second anniversary of the Effective Date.

(f)“Good Reason” means, without your written consent, (i) any material reduction in your compensation and benefits in effect as of the date of this Agreement, when taken as a whole, (ii) the assignment to you of duties which are inconsistent in any material respect with your authority, duties or responsibilities as in effect on the date of this Agreement, (iii) a material diminution in the budget over which you retain authority as of the date of this Agreement, (iv) a material change in the geographic location at which you must perform services to a location which is more than fifty (50) miles from your principal place of business as of the date of this Agreement, or (v) a material diminution in the authority, duties or responsibilities of the Covidien President and Chief Executive Officer (or, following a Sale, the applicable officer of Purchaser), to whom you are required to report; provided, however, that the actions in each of (i), (ii), (iii), (iv) and (v) above will not be considered Good Reason unless (A) you describe the basis for the events, circumstances, or conditions alleged by you to constitute grounds for Good Reason in reasonable detail in a written notice provided to the Company (or, following a Sale, to Purchaser) within ninety (90) days after the occurrence of such events, circumstances, or conditions alleged to constitute Good Reason, (B) the Company (or, following a Sale, Purchaser;) has failed to cure such events, circumstances, or conditions within thirty (30) calendar days of receiving such written notice and (C) you terminate your employment not later than sixty (60) days following the expiration of the period described in clause (B).

(g)“Permanent Disability” means that you have a permanent and total incapacity from engaging in any employment for the Company, Purchaser, or SpinCo, as applicable, for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if you meet the requirements for disability benefits under the Company's, Purchaser's or SpinCo's, as applicable, long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if you are designated with an inactive employment status at the end of a disability or medical leave.

(h)“Purchaser” means an entity which does not control, and is not controlled by or under common control with, Covidien, and which is the purchaser in the Sale, including for this purpose more than one such entity acting in concert to engage in the Sale.

(i)“Sale” means the sale of all or substantially all (measured as at least eighty percent (80%) of market value) of the assets of the Segment to a Purchaser.

(j)“Sale Date” means the closing date of the Sale.

(k)“Sale Price” means the (i) value of the consideration paid by Purchaser to the Company at closing of the Sale for the Segment, including any amounts paid by Purchaser into an escrow to serve as recourse for indemnification or other obligations of the Company following the Sale Date, plus or minus, as the case may be, (ii) the amount of any post-closing purchase price adjustment pursuant to the definitive purchase and sale agreement with regard to the Sale.

(l)“Sale Price Determination Date” shall be the date of the final determination of the post-closing adjustments in accordance with the terms of the definitive purchase and sale agreement with regard to the Sale or, in the event that there is no provision for a post-closing adjustment, the Sale Date.

(m)“Spin” means a separation of the Segment from the Company through a pro-rata distribution of the equity of SpinCo to Covidien's shareholders, or a similar transaction which is determined in writing by Covidien's Senior Vice President, Human Resources, to be a Spin.

(n)“SpinCo” means the business entity which directly and/or indirectly holds the assets constituting the Segment immediately prior to the Spin, the equity of which is distributed to Covidien's shareholders in the Spin.

(o)“Spin Date” means the closing date of the Spin.

(p)“Transaction” means a Sale or Spin, as applicable.

(q)“Transaction Date” means the Sale Date or Spin Date, as applicable.

9.
Interpretation of the Agreement. Covidien's Senior Vice President, Human Resources has the authority to interpret the terms of this Agreement and resolve any disputes that may arise hereunder including, but not limited to, whether behavior by you constitutes Cause, the amount of the Sale Price, and the amount of any payments due to you under this Agreement. Any determinations made by Covidien's Senior Vice President, Human Resources hereunder shall be final and binding on all parties.

10.
Legal Remedy. You acknowledge that a remedy at law for any breach or threatened breach of this Agreement would be inadequate and, therefore, you agree that the Company, Purchaser and SpinCo as applicable, shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach. In the event of any action arising from or relating to this Agreement, the party substantially prevailing shall recover its costs, including reasonable attorneys' fees.

11.	Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without reference to rules in respect of conflicts of laws.

12.
Assignment; Successor. Neither this Agreement nor any rights or obligations created herein may be assigned or delegated by you. Tyco Healthcare Group LP is entering into this agreement on behalf of the Company and it may assign any rights and obligations it has under this Agreement to any Covidien subsidiary or affiliate without your consent, but shall remain liable for any payments provided hereunder that are not timely made by any such assignee. This Agreement shall be binding on any successor of the Company, and Covidien may cause this Agreement to be binding on Purchaser (in the case of a Sale) or SpinCo (in the case of a Spin) if, and to the extent necessary, to ensure that the benefits promised hereunder are paid or provided as described herein.

13.
Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall continue in full force and effect.

14.
Complete Agreement. Except as otherwise provided herein, this Agreement is the complete agreement between you and the Company with respect to the subject matter contained in the Agreement and will supersede or replace all prior retention agreements or understandings between the parties.

15.
Compliance with Internal Revenue Code Section 409A. The Company (but, without your written consent, not Purchaser or SpinCo) shall have the right to modify the timing and/or the method of payment of any amounts payable under this Agreement if such modification is necessary in order to avoid the imposition of the penalty tax under Internal Revenue Code Section 409A (“Section 409A”), but only to the minimum extent necessary to avoid such penalty tax. Notwithstanding the above, in the event that you are a “specified employee” (within the meaning of Section 409A and with such classification to be determined in accordance with the methodology established by the applicable employer), amounts and benefits that are deferred compensation (within the meaning of Section 409A) that would otherwise be payable or provided under this Agreement during the six (6) month period immediately following your employment termination date shall instead be paid, without interest, on the first business day after the date that is six (6) months following such termination date; provided, however, that if you die following the such termination date and prior to the payment of the any amounts delayed on account of Section 409A, such amounts shall be paid to the personal representative of your estate within thirty (30) calendar days after the date of your death. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In no event shall a termination of employment occur for purposes of this Agreement until you experience a “separation from service” within the meaning of Section 409A, to the extent necessary to avoid the imposition of the penalty tax under Section 409A.

16.
No Commitment. Nothing in this Agreement shall, or shall be construed to, subject the Company to any legal obligation of any kind whatsoever, under any theory of contract, detrimental reliance, fraud or otherwise, to cause a Transaction.

17.	Amendments. No modification or amendment hereof shall be valid or binding on either party unless made in writing and signed by both parties or by their duly authorized officers or representatives.

Please review this Agreement carefully. As the President of the Segment, we certainly appreciate your efforts and the vital role that you will play in assuring that the Transaction is a success.

Sincerely,

/s/ MICHAEL P. DUNFORD

Michael P. Dunford
Senior Vice President, Human Resources

If you are in agreement with the above and foregoing, please signify your acceptance by signing and dating both copies of this Agreement in the spaces below and returning both to me no later than February 10, 2012.

Signature: /s/ MARK C. TRUDEAU            Date: February 2, 2012

Printed Name: Mark C. Trudeau